Exhibit 5.1

Debevoise & Plimpton LLP 66 Hudson Boulevard New York, NY 10001 +1 212 909 6000
August 8, 2025
Corebridge Financial, Inc.
2919 Allen Parkway, Woodson Tower
Houston, Texas 77019
Corebridge Financial, Inc.
Ladies and Gentlemen:
We have acted as special New York counsel to Corebridge Financial, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333- 275326) (the “Registration Statement”) and the Prospectus Supplement, dated August 6, 2025 (the “Prospectus Supplement”), to the Prospectus, dated November 6, 2023, filed with the U.S. Securities and Exchange Commission (the “Commission”), relating to the offer and sale of up to 34,500,000 shares of the Company’s common stock, par value $0.01 per share, by the selling stockholder referred to in the Prospectus Supplement (the “Shares”).
In arriving at the opinion expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and its subsidiaries and such certificates of public officials, officers and representatives of the Company and its subsidiaries and other persons as we have deemed appropriate for the purposes of such opinion, (b) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and its subsidiaries and other persons delivered to us and (c) made such investigations of law as we have deemed appropriate as a basis for such opinion.
In rendering the opinion expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents that we examined, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents examined by us that are certified, conformed, reproduction, photostatic or other copies, (iv) the legal capacity of all natural persons executing documents and (v) that the Shares are uncertificated and that the statements required by Section 151(f) of the General Corporation Law of the State of Delaware, as in effect on the date hereof (the “DGCL”), will be furnished in accordance with the DGCL.
Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that, the Shares have been duly authorized and are validly issued, fully paid and non-assessable under the DGCL.
We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K filed on August 8, 2025 incorporated by reference in the Registration Statement, and to the reference to our firm under the caption “Validity of Common Stock” in the Prospectus Supplement. In giving such consent, we do not concede that we are

Corebridge Financial, Inc.	2	August 8, 2025
within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the DGCL.

Very truly yours,

/s/ Debevoise & Plimpton LLP